EXHIBIT 23(h)(5)(a)

                           OPERATING EXPENSE AGREEMENT

     This OPERATING EXPENSE AGREEMENT (the "Agreement") is effective as of the 31st day of August, 2005, by and between New Century Portfolios, a Massachusetts business trust (the "Trust"), on behalf of each series of the Trust listed on Schedule A hereto, as such Schedule may be supplemented or amended from time to time (each series is hereinafter referred to individually as a "Fund," and collectively as the "Funds") and Weston Financial Group, Inc., a Massachusetts corporation (the "Adviser").

                                   WITNESSETH

     WHEREAS, the Adviser is an investment adviser registered as such with the United States Securities and Exchange Commission; and

     WHEREAS, the Adviser renders investment advice and related services to each Fund pursuant to the terms and provisions of certain Investment Advisory Agreements entered into between the Trust and the Adviser on behalf of each Fund (each an "Investment Advisory Agreement"); and

     WHEREAS, the Funds are responsible for the payment of certain expenses that have not been assumed by the Adviser; and

     WHEREAS, the Adviser desires to limit each respective Fund's Operating Expenses (as that term is defined in Paragraph 2 of this Agreement) with respect to each respective class of shares pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of the Funds) desires to allow the Adviser to implement those limits;

     NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

     1. LIMIT ON OPERATING EXPENSES. The Adviser hereby agrees to limit each Fund's Operating Expenses to the respective annual rate of total Operating Expenses specified for that Fund and each respective class of shares on Schedule A of this Agreement by reducing, as necessary, the investment advisory fees payable to the Adviser by a Fund under an Investment Advisory Agreement and/or reimbursing other Operating Expenses of such Fund.

     2. DEFINITION. For purposes of this Agreement, the term "Operating Expenses" with respect to a Fund is defined to include all expenses necessary or appropriate for the operation of the Fund including the Adviser's investment advisory or management fee payable under the Investment Advisory Agreement, net 12b-1 distribution fees paid for the distribution of shares of a Fund, and other expenses described in the Investment Advisory Agreement, but does not include any portfolio security acquisition costs such as Rule 12b-1 fees, front-end or contingent deferred loads, and does not include taxes, interest,


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          dividend  expenses,   brokerage  commissions,   expenses  incurred  in
          connection with any merger or reorganization or extraordinary expenses such as litigation.

     3. REIMBURSEMENT OF FEES AND EXPENSES. The Adviser hereby retains the right to receive reimbursement of reductions of its investment management fees and the Operating Expenses paid or reimbursed by it in accordance with Paragraph 1, above, for a period ending three years after the end of the fiscal year in which such fee or expense was waived or reimbursed, as applicable, provided that such payment to the Adviser does not cause a Fund's Operating Expenses to exceed the limit set forth on Schedule A.

     4. TERM. This Agreement shall become effective on the date first specified above and shall remain in effect until October 31, 2006, unless sooner terminated as provided in Paragraph 5 of this Agreement. This Agreement shall continue in effect thereafter for additional periods not exceeding one (1) year so long as continuation is approved for each Fund at least annually by the Board of Trustees of the Trust (and separately by the disinterested Trustees of the Trust).

     5. TERMINATION. This Agreement may be terminated at any time, and without payment of any penalty, by either the Trust or by the Board of Trustees of the Trust, on behalf of any one or more of the Funds, upon sixty (60) days' written notice to the Adviser. The Adviser may decline to renew this Agreement by written notification to the Trust at least thirty (30) days before its annual expiration date.

     6. ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

     7. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of the Agreement shall not be affected thereby.

     8. CAPTIONS. The captions in the Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction of effect.

     9. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or be inconsistent with, and federal law, relation or rule, including the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

     10. LIMITATION ON LIABILITY. Section 11.1 of the Trust's Declaration of Trust dated February 1, 1990, as amended from time to time, contains a provision limiting the personal liability of the Trustees and the beneficial shareholders of the Trust. The Adviser acknowledges that it has been given notice of such limitation, and the Adviser hereby agrees that it will abide by such limitation in respect of any claim it may assert against the

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          Trust,  and that it will  not  assert a claim  against  the  Trustees, officers, employees, agents, or beneficial shareholders of the Trust, but will assert any such claim only against the Trust.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.



                                        NEW CENTURY PORTFOLIOS



                                        /s/  Wayne M. Grzecki
                                        -----------------------------------
                                        Name:    Wayne M. Grzecki
                                        Title:   President


                                        WESTON FINANCIAL GROUP, INC.


                                        /s/ I. Richard Horowitz
                                        -----------------------------------
                                        Name:  I. Richard Horowitz
                                        Title:  President







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                                                                      SCHEDULE A


                                                               OPERATING
      FUND NAME                                              EXPENSE LIMIT
      ---------                                              -------------

      New Century Capital Portfolio                                  1.50%

      New Century Balanced Portfolio                                 1.50%

      New Century Aggressive Portfolio                               1.50%

      New Century International Portfolio                            1.50%

      New Century Alternative Strategies Portfolio                   1.50%








Date: August 31, 2005